Exhibit 10.10

Holley Performance Products, Inc.

1801 Russellville Rd., Bowling Green, KY 42101

http://www.holley.com, (270) 780-1812 Fax (270) 495-3832

11/8/2022

Brian Appelgate

[*****]

[*****]

Dear Brian,

On behalf of Holley Performance Products, Inc., we are pleased to extend this assignment. We are excited for your expertise and look forward to the contributions you will make to the Company. Please carefully review the details below.

Holley is thrilled to offer you the position of Interim Chief Operations Officer:

●

Duration of assignment will be approximately 12-months and may be extended in 1-month increments up to 24-months total or assignment may be terminated by either you or the Company in writing with a 30-day notice

●	Base pay remains unchanged at an annual salary of $200,000.06, for this exempt position
●	Annual long-term incentive plan remains unchanged at 100% of base pay
●	Special equity grant as outlined and acknowledged separately
●	Temporary housing in Bowling Green, Kentucky for the duration of your assignment
●	Reasonable travel expenses will be reimbursed, consistent with Holley’s Travel Policy
●	Remain eligible for group health benefit programs and 401(k) Retirement Savings Plan
●	Employment remains at will

As your role is Interim, we will continue our search for a permanent executive to lead the supply chain and operations functions. You may be asked to participate in the search and onboard any hire.

Congratulations, Brian! We look forward to working with you and are confident that you will play a key role in the Company’s success!

If you have any questions, please let me know.

Sincerely,

/s/Thomas W. Tomlinson

Accepted: /s/Brian Appelgate                                                                                                                     Date: 11/8/2022